EXHIBIT 99.1

First Advantage Bancorp Reports Results for the Quarter and Year Ended December 31, 2007

CLARKSVILLE, Tenn., Feb. 15, 2008 (PRIME NEWSWIRE) -- First Advantage Bancorp, (the "Company") (Nasdaq:FABK), the holding company for First Federal Savings Bank (the "Bank"), today announced its operating results for the quarter and year ended December 31, 2007. The results reported for the fourth quarter of 2006 and year-end 2006 are the results of the Bank only, which completed its conversion to the stock form of organization on November 29, 2007. In connection with the conversion, the Company acquired all of the outstanding shares of the Bank's common stock and issued an aggregate of 5,264,683 shares of Company common stock to qualified Bank depositors and the Bank's Employee Stock Ownership Plan ("ESOP") at a price of $10.00 per share. The Company also lent approximately $4.2 million to the ESOP to enable the ESOP to purchase 421,274 shares in the offering. The Company retained approximately $25.6 million of the $51.2 million aggregate net offering proceeds and contributed the remainder of the net proceeds to the Bank.

The Company reported a net loss of $471,000 for the fourth quarter of 2007 compared to net income of $129,000 for the fourth quarter of 2006. The Company reported a net loss of $255,000 for the twelve months ended December 31, 2007, as compared to net income of $625,000 for the twelve months ended December 31, 2006.

"The Bank's core earnings were in line with our expectations considering the extensive measures taken over the last two and one-half years to reorganize and address certain operational matters," said Earl O. Bradley, III, Chief Executive Officer. "Our year contained many expenses relating to the preparation for the stock conversion, operational expenses, and expenditures for long-term investments in infrastructure that should help transform the organization into a more competitive entity."

Commenting on the conversion and stock offering, CEO Earl Bradley said, "The successful completion of the stock offering was a critical factor in positioning First Federal for growth and future profitability. First Federal Savings Bank, along with other financial institutions, face a challenging interest rate and economic environment requiring caution. Management intends to deploy the additional capital proceeds to maximize long-term shareholder value as prudent opportunities present themselves."

Total assets increased $40.0 million, or 18.7% to $253.4 million at the end of December 31, 2007 compared to $213.4 million at December 31, 2006. The primary factors in the increase in assets were an increase in loans of $17.0 million and an increase in investment securities of $29.3 million. The increase in loans included increases in commercial loans of $9.7 million, construction loans of $5.6 million, land loans of $4.6 million and consumer loans of $2.6 million, which were offset by decreases in one-to-four family loans of $3.4 million and multi-family and nonresidential loans of $2.2 million. The increase in investment securities was due primarily to the investment of the net proceeds from the stock offering. The increase in loan growth was funded by deposit growth which occurred during the majority of the year. Deposits declined in the last quarter of the year due to customers using those funds to purchase stock.

Non-performing assets decreased $4.4 million or 84.1% to $836,000 or 0.3% of total assets at December 31, 2007 compared to $5.3 million or 2.5% of total assets at December 31, 2006. The majority of the improvement was in non-performing multi-family and nonresidential loans at December 31, 2007, which declined to a zero balance, compared to $3.9 million in such non-performing loans at December 31, 2006. Non-performing loans in all other loan categories, which includes one-to-four family, construction, consumer, and commercial, increased an aggregate total of $404,000 to $836,000 as of December 31, 2007 compared to $432,000 as of December 31, 2006. The majority of the increase was in construction loans which had $184,000 in non-performing loans at December 31, 2007 compared to no non-performing loans at December 31, 2006, and non-performing one-to-four family loans which increased to $613,000 at year-end 2007 compared to $420,000 at year-end 2006. Additionally, other real estate owned decreased to a zero balance at December 31, 2007, compared to $946,000 for December 31, 2006.

Total deposits decreased $6.8 million, or 3.8% to $169.9 million at December 31, 2007 compared to $176.6 million at December 31, 2006. The majority of the decrease was Certificate of Deposit accounts and Money Market accounts which declined $7.3 million and $6.3 million, respectively, primarily due to customers withdrawing funds from these accounts in order to purchase shares of First Advantage Bancorp common stock in the Company's initial offering. This decline was offset by increases in regular savings account of $5.4 million, noninterest-bearing checking accounts of $870,000, and regular interest-bearing checking accounts of $490,000.

Stockholders' equity increased $46.6 million to $79.5 million at December 31, 2007 compared to $32.9 million at December 31, 2006. The primary reason for the increase was the proceeds raised in the Company stock offering, which was consummated on November 29, 2007.

For the three months ended December 31, 2007, net losses were $471,000 compared to net income of $129,000 for the three months ended December 31, 2006. Net losses for the year-ended December 31, 2007 totaled $255,000 compared to net income of $625,000 for the year-ended December 31, 2006. Discussion of the factors which impacted earnings for the fourth quarter and year ended December 31, 2007 compared to the same periods of 2006 follows.

Net interest income increased $343,000, or 20.5% to $2.0 million for the three months ended December 31, 2007 from $1.7 million for the comparable period in 2006. The increase was primarily attributed to an increase in net average earning assets of $24.6 million primarily from loan and investment growth which includes the investment of the proceeds from the Company's stock offering.

Net interest income decreased $16,000, or 0.2%, to $7.2 million for the year-ended December 31, 2007 from $7.3 million for the year-ended December 31, 2006. Net interest income was primarily affected by an increase of average earning assets of $8.5 million, which was partially offset by a 15 basis point decrease in the Bank's net interest margin to 3.45% for the year-ended December 31, 2007 from 3.60% for the year-ended 2006.

Noninterest income for the three months ended December 31, 2007 was $319,000 compared to $590,000 for the three months ended December 31, 2006. Noninterest income for the fourth quarter of 2007 was negatively impacted by a non-cash charge of $282,000 ($174,000 after-tax) for other-than-temporary impairment of securities which was directly related to $2.4 million of Federal Home Loan Mortgage Corporation ("Freddie Mac") and Federal National Mortgage Association ("Fannie Mae") preferred stock that are both held in the Bank's securities portfolio. During the fourth quarter, Freddie Mac and Fannie Mae went to market with new preferred share offerings carrying higher dividend rates that appear to have caused the market prices of the other Freddie Mac and Fannie Mae preferred stock issues, including those held by the Bank, to decrease in market value. Due to this decline in value and uncertainty of future market conditions surrounding Freddie Mac and Fannie Mae, the Company's management determined that this decrease was other-than-temporary and determined it was prudent to recognize the non-cash charge in the fourth quarter of 2007. Noninterest income for the twelve months ended December 31, 2007 was $2.0 million compared to $2.5 million for the twelve months ended December 31, 2006. In addition to the other-than-temporary impairment charge taken in the fourth quarter of 2007, noninterest income for the year ended December 31, 2007 was negatively impacted by a realized loss of $307,000 ($189,000 after-tax) on sales of available-for-sale securities.

Noninterest expense increased $363,000 to $3.1 million for the three months ended December 31, 2007 from $2.7 million for the comparable period in 2006. Noninterest expense increased $535,000 to $10.1 million for the twelve months ended December 31, 2007 from $9.5 million for the comparable period of 2006, primarily due to an increase of $911,000 in compensation expense related to the hiring of additional lending and support staff and an increase in employee benefits, mostly related to the stock-based deferred compensation plan which was implemented in 2007 and a full year of ESOP expense which was charged in December 2007. The increase in compensation expense was partially offset by a decrease in data processing charges of $447,000.

Founded in 1953, First Federal Savings Bank, is a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee, which is approximately 40 miles northwest of Nashville near the Kentucky border. First Federal Savings Bank offers a full range of retail and commercial financial services. The Bank's website address is www.firstfederalsb.com. First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol "FABK."

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank's market area, changes in real estate market values in First Federal Savings Bank's market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

                       FIRST ADVANTAGE BANCORP
                       SELECTED FINANCIAL DATA
                  (Unaudited-Dollars in thousands)

                             Three Months Ended   Twelve Months Ended
                                December 31,          December 31,
                              2007       2006       2007       2006
 SELECTED FINANCIAL
  CONDITION DATA:
  END OF PERIOD BALANCES
   Assets                         --         --   $253,403   $213,419
   Investments                    --         --    112,817     83,519
   Loans                          --         --    117,629    100,595
   Allowance for
    Loan Losses                   --         --      1,510      2,025
   Deposits                       --         --    169,854    176,609
   Common Shareholders'
    Equity                        --         --     79,505     32,889
   Nonperforming Assets           --         --        836      5,266
   Classified Assets              --         --      1,962     11,021
   Net Charge-offs                --         --        164        396

 SELECTED FINANCIAL
  CONDITION DATA:
  AVERAGE BALANCES
   Assets                   $239,454   $212,606   $220,510   $211,983
   Earning Assets            226,039    201,710    209,895    201,410
   Investments               106,449     85,914     99,385     76,498
   Loans                     111,502    103,072    104,835    111,101
   Deposits                  184,616    174,323    180,680    169,297
   Interest Bearing
    Liabilities                1,748         --        736      5,264
   Common Shareholders'
    Equity                    49,783     33,184     36,753     32,813

 SELECTED OPERATING RESULTS:
   Interest and
    Dividend Income         $  3,543   $  3,064   $ 13,253   $ 12,406
   Interest Expense            1,527      1,391      6,016      5,153
                            ---------  ---------  ---------  ---------
   Net Interest Income         2,016      1,673      7,237      7,253
   Provision (Credit)
    for Loan Losses               14       (479)      (364)      (736)
                            ---------  ---------  ---------  ---------
   Net Interest Income After
    Provision (Credit) for
    Loan Losses                2,002      2,152      7,601      7,989
   Noninterest Income            319        590      1,987      2,536
   Noninterest Expense         3,063      2,700     10,060      9,525
                            ---------  ---------  ---------  ---------
   Income Before Income Tax
    (Benefit) Expense           (742)        42       (472)     1,000
   Income Tax
    (Benefit) Expense           (271)       (87)      (217)       375
                            ---------  ---------  ---------  ---------
   Net (Loss) Income        $   (471)  $    129   $   (255)  $    625
                            =========  =========  =========  =========

 SELECTED RATIOS
   Return on Average Assets    (0.78)%      0.24%    (0.12)%     0.29%
   Return on Average Common
    Shareholders' Equity       (3.75)       1.54     (0.69)      1.90
   Average Common
    Shareholders' Equity
    to Average Assets          20.79      15.61      16.67      15.48
   Net Interest Margin          3.54       3.32       3.45       3.60
   Efficiency:  Expense
    to Revenue                 132.0       98.0      104.9       97.3
   Total nonperforming
    loans to total loans        0.71       4.29       0.71       4.29
   Total nonperforming
    loans to total assets       0.33       2.02       0.33       2.02
   Total nonperforming
    assets to total assets      0.33       2.47       0.33       2.47

CONTACT: First Advantage Bancorp
         Earl O. Bradley, III
         Patrick C. Greenwell
         931-552-6176